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                       August 11, 2023

       Daniel S. Perotti
       Chief Financial Officer
       PennyMac Financial Services, Inc.
       3043 Townsgate Road
       Westlake Village, California 91361

       PennyMac Financial Services, Inc.

                                                        Re: PennyMac Financial
Services, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-38727

       Dear Daniel S. Perotti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance